Exhibit 99.1

Ronald Kaiser	or	Scott Solomon
Chief Financial Officer		Vice President
Sucampo Pharmaceuticals, Inc.		Sharon Merrill Associates, Inc.
301-961-3400		617-542-5300
rkaiser@sucampo.com		scmp@investorrelations.com
Sucampo Pharmaceuticals Announces Exercise and Closing of
IPO Over-Allotment Option
     Bethesda, Maryland, August 29, 2007 — Sucampo Pharmaceuticals, Inc. (Nasdaq: SCMP) today announced that the underwriters for its initial public offering have exercised in full their option to purchase 562,500 shares of Sucampo’s class A common stock to cover over-allotments and that the closing of that purchase took place on August 29, 2007. All of the shares sold at today’s closing were sold by a selling stockholder and Sucampo did not receive the proceeds from that sale. Together with the 3,750,000 shares of class A common stock sold at the initial closing on August 7, 2007, the shares sold today bring the total number of shares sold in the offering to 4,312,500.
     Cowen and Company, LLC acted as the book-running manager for the offering and CIBC World Markets Corp. and Leerink Swann & Company acted as co-managers.
About Sucampo Pharmaceuticals, Inc.
Sucampo is an emerging pharmaceutical company focused on the discovery, development and commercialization of proprietary drugs based on prostones, a class of compounds derived from functional fatty acids that occur naturally in the human body. Sucampo is focused on developing prostones for the treatment of gastrointestinal, respiratory, vascular and central nervous system diseases and disorders. To learn more about Sucampo and its products, visit www.sucampo.com
###